Exhibit 99.2

Important Notice Regarding the Availability of Materials

Modine Manufacturing Company

You are receiving this communication because you hold securities in Modine Manufacturing Company (“Modine”). Modine has released informational materials regarding the separation of Modine’s Performance Technologies business (the “Performance Technologies Business”) from Modine’s other businesses and the subsequent merger of the Performance Technologies Business with a wholly owned subsidiary of Gentherm Incorporated (“Gentherm”) that are now available for your review. This notice provides instructions on how to access MODINE MANUFACTURING COMPANY materials for informational purposes only. The separation and merger will occur by means of a pro rata distribution by Modine of all of the outstanding common stock of Platinum SpinCo Inc. (“SpinCo”) to Modine’s shareholders, and the subsequent exchange of the shares of SpinCo common stock for shares of Gentherm common stock. The materials consist of the Information Statement, plus any supplements, that SpinCo prepared in connection with the separation.

Link to Materials: www.proxydocs.com/MODMaterialNotice Call To Request Material: 1-866-648-8133 Email: paper@investorelections.com

The materials may be viewed online at www.proxydocs.com/MODMaterialNotice. Shareholders may also request a paper or electronic copy, free of charge, by following the instructions set forth in this notice.

* If requesting material by e-mail, please send a blank e-mail with the 12 digit control number (located below) in the subject line. No other requests, instructions OR other inquiries should be included with your e-mail requesting material.

Have the 12 digit control number located in the box above available when requesting physical materials.

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